Exhibit 99.1

TNS Management Proposes Buyout at $22 per share

Reston, VA – March 13, 2006 - TNS, Inc. (NYSE-TNS), a leading provider of business-critical network and data communications services for transaction-oriented applications, today announced that it has received a non-binding proposal from members of senior management led by John J. McDonnell, Jr., its Chairman and Chief Executive Officer, to acquire the outstanding shares of TNS for a cash price of $22.00 per share. In the aggregate, the management group making the proposal currently holds more than 5% of the outstanding shares of TNS common stock. The proposal is subject to a number of conditions, including, among other things, (i) obtaining financing for the proposed transaction on satisfactory terms and (ii) the negotiation and execution of definitive transaction agreements on mutually acceptable terms.

The Board of Directors has established a special committee consisting of three independent directors to evaluate the proposal and to determine what is in the best interests of TNS and its public stockholders. The committee is authorized to negotiate on behalf of TNS with respect to the proposal and to consider and pursue all strategic alternatives for TNS. The special committee is authorized to retain independent financial, legal and other advisors.

TNS cautions its stockholders and others considering trading in its securities, as follows: the Board of Directors of TNS has just received the proposal; the process of considering the proposal is only in its beginning stages; no decisions whatsoever have been made by the special committee of the Board in respect of TNS’ response, if any, to the proposal and stockholders are not now being asked to take any action with respect to the proposal; the special committee will proceed in an orderly and timely manner to engage appropriate advisors, and consider the proposal and its implications; and there can be no assurance that the proposed transaction or any other transaction will be approved or completed.

This press release is not a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of TNS, and is not a substitute for any tender offer statement or other filing that may be required to be made with the Securities and Exchange Commission (SEC) if the proposed transaction goes forward. If any such documents are filed with the SEC, investors are urged to read them because they will contain important information about the transaction. Any such documents, once filed, will be available, free of charge, at the SEC’s website (www.sec.gov).

This press release contains forward-looking statements regarding a proposal for a going private transaction. These forward-looking statements are not historical facts but rather are based on current expectations and beliefs. Results may differ materially from those projected in these forward-looking statements as a result of a number of factors including changes in market conditions and other factors including those described from time to time in TNS’ filings with the SEC. Readers of this release are cautioned not to place undue reliance on these forward-looking statements. TNS undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

About TNS

TNS is one of the leading providers of fast, cost-effective data communications services for transaction-oriented applications. Since its inception in 1990, TNS has designed and implemented one of the fastest, most reliable and lowest cost networks for the transport of transaction-oriented data. TNS’ proprietary network technologies have been deployed in the United States and internationally, and TNS’ networks have become preferred networks servicing the trading community, wireless and wireline carriers, and the card processing and dial-up automatic teller machine markets. For further information about TNS’ transaction solutions, please refer to www.tnsi.com.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	Kimberly Davis, 703-453-8509	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777